EXHIBIT 99.1

[PROSPERITY BANCSHARES, INC. LOGO]

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.SM	Dan Rollins
4295 San Felipe	Senior Vice President
Houston, Texas 77027	713.693.9300
dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.SM

COMPLETES ACQUISITION OF

ABRAMS CENTRE NATIONAL BANK

Prosperity BankSM expands presence in Dallas

Prosperity Bancshares, Inc.SM elects to voluntarily expense Stock Options

HOUSTON, May 6, 2003. Prosperity Bancshares, Inc. (NASDAQ: PRSP) announced today that it has completed the acquisition of Abrams Centre National Bank from MB Financial, Inc. (NASDAQ: MBFI). The proposed acquisition was announced on February 3, 2003.

Edward J. Henry, President and Chief Executive Officer of Abrams Centre National Bank has joined Prosperity’s management team as Vice Chairman—Dallas Area Banking Centers. He joins Prosperity’s existing Dallas management team of Cindy Swindle, Senior Vice President; Perry Johnson, President—Camp Wisdom Banking Center and Jeanna “Cookie” Smith, President—Westmoreland Banking Center. Gena Villanueva has been named President—Abrams Centre Banking Center.

Other officers joining the Prosperity team include: Jamie Barnes, Vice President; Peggy Evans, Vice President and Lobby Manager—Abrams Centre Banking Center; Kay Bracken, Assistant Vice President; Carol Farris, Assistant Vice President and Lobby Manager—Glenn Heights Banking Center; Irma Montoya, Banking Center Officer; Sheetel Patel, Banking Center Officer; Ann Watson, Banking Center Officer; and Theresa Young, Banking Center Officer.

“Today is an exciting day for Prosperity Bank SM in Dallas. With the completion of this merger, our bank has doubled our presence in Dallas from two (2) full service banking centers to four (4) full service banking centers,” remarked Dan Rollins, Senior Vice President of Prosperity Bancshares SM. “We believe we will be able to continue growing in Dallas by providing the best banking products and services available with a personal touch.”

“We have been looking for opportunities to further expand in Dallas for some time and are pleased that Abrams Centre National Bank chose to become our partners,” remarked David Zalman, President and Chief Executive Officer of Prosperity Bancshares.

“Abrams Centre National Bank’s customers will continue to enjoy the same style of personal banking they have enjoyed in the past,” said Ed Henry. “We are committed to Dallas and are pleased to offer our customers the sophisticated products and services of Prosperity Bank SM.”

“The combination of our banks is a positive move for our customers and for our community. We now have approximately $200 million in deposits, over $70 million in loans and a dedicated group of professional bankers within the Dallas area. I am pleased to report that we are on schedule to complete our data processing conversion within the next few weeks and can now focus all of our energy into providing the type of personal service our customers have come to expect,” added Henry.

As of March 31, 2003 Abrams Centre National Bank had total assets of $96.6 million, total deposits of $70.8 million and total loans of $31.7 million.

Proposed Acquisition of BankDallas

Prosperity’s proposed acquisition of BankDallas was announced on March 5, 2003. Under terms of the deal, Prosperity will pay approximately $7.0 million for all outstanding shares of Dallas Bancshares Corporation. The transaction is contingent on regulatory and shareholder approval and is expected to close before the end of the second quarter of 2003.

BankDallas operates one (1) banking office in central Dallas, which will become a full service banking center of Prosperity BankSM upon consummation of the transaction. At March 31, 2003, BankDallas had total assets of $42.0 million, loans of $28.3 million, deposits of $37.6 million and shareholders’ equity of $4.3 million.

Accounting for Stock Based Compensation

Prosperity Bancshares, Inc. SM board of directors, at its regular April meeting, voted to recognize all future stock based compensation as an expense. Had the Company elected to record compensation expense for all past option grants during the full year of 2002, reported diluted earnings per share of $1.22 would have been reduced to $1.21.

Prosperity Bancshares, Inc. SM

Prosperity Bancshares, Inc. SM, formed in 1983, is a $1.9 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-four (44) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and in Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, Dayton, Dallas—Abrams Centre, Dallas—Camp Wisdom, Dallas—Glenn Heights, Dallas—Westmoreland, East Bernard, Edna, El Campo, Fairfield, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston—CityWest, Houston—Copperfield, Houston—Downtown, Houston—Gladebrook, Houston—Highway 6, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston—Waugh Drive, Houston—Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc. SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report of Form 10-K .

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.